                                  Exhibit 11.5

                            U.S. Envirosystems, Inc.
             Supplemental Historical Earnings Per Share Calculation
                       January 31, 1996 and July 31, 1996
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


                                                     January 31, 1996                 July 31, 1996
                                                 ------------------------        -----------------------
Net/(Loss) applicable to common stock -- historical             $(1,412,000)                   $(857,000)

Addback interest:                                $ 110,000                       $   55,000
  Notes payable
  Loans payable                                     71,000                           86,000
                                                 ---------                       ----------
                                                                    181,000                      141,000
Addback debt discount:
  Notes payable                                     20,000                           10,000
  Loans payable                                     18,000                            9,000
  Deferred financing on bridge                      34,000                           31,000
                                                ----------                       ----------
                                                                     72,000                       50,000
                                                                -----------                    ---------
Loss applicable to common stock --                              $(1,159,000)                   $(666,000)
  supplemental                                                  ===========                    =========

Less extraordinary gain                                              83,000
                                                                -----------
Net loss before extraordinary gain --                           $(1,242,000)
  supplemental                                                  ===========

Outstanding common shares -- historical                             438,773                      439,650

Shares for which proceeds are to be used to
  retire debt:
  Notes payable                                  1,000,000                        1,000,000
  Loans payable                                    785,000                          960,000
                                                ----------                       ----------
                                                 1,785,000                        1,960,000

Net proceeds per common share                         3.32                             3.32
                                                ----------                       ----------
                                                                    537,651                      590,361
                                                                -----------                    ---------
Outstanding shares -- supplemental                                  976,424                    1,030,011
                                                                ===========                    =========

Loss per share -- supplemental                                       $(1.27)                      $(0.65)
                                                                ===========                    =========
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